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                                                                    Exhibit 99.1





                                                           FOR IMMEDIATE RELEASE

CONTACT:

Richard L. Soloway, President                Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Jeffrey Volk
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             e-mail: jeff@wolfeaxelrod.com

NAPCO SECURITY SYSTEMS, INC. ANNOUNCES TWO NEW BOARD APPOINTMENTS

- APPOINTMENTS INCREASE BOARD FROM FOUR TO SIX MEMBERS -

AMITYVILLE, NEW YORK - MARCH 7, 2001 -- NAPCO SECURITY SYSTEMS, INC., (NASDAQ:
NSSC), one of the world's leading suppliers high performance electronic security equipment for over 30 years, today announced the appointments of Mr. Arnold Blumenthal and Ms. Donna A. Soloway to its board of directors.

Mr. Blumenthal assisted in founding SECURITY INDUSTRY AND PRODUCT NEWS (later renamed SECURITY DEALER) in 1971 and became Associate Publisher. Mr. Blumenthal is presently Group Publisher for SECURITY DEALER, SECURITY TECH & DESIGN, LOCKSMITH LEDGER and ADVANCED IMAGING. He has been a participant of many boards, committees and organizations including industrial trade representative for the U.S. government, a member of the Mayor of New York's Anti-crime Commission, as well as one of the faculty management board of John Jay College/Security Management Division.

Ms. Donna A. Soloway, a cum laude and Phi Beta Kappa graduate of NYU, is actively involved in the security industry. The author of over 100 published articles for various security industry publications and newsletters since 1991 and a monthly columnist for SECURITY DEALER magazine since 1992, Ms. Soloway has established herself as a knowledgeable and effective spokesperson. She has been a member of numerous security related boards including the Metropolitan Burglar and Fire Alarm Association, Security Industry Association and the SAINTS (Safety, Awareness and Independence Now Through Security) Foundation, Inc. She also served as President of the Board of Directors of the Auxiliary of NYU Medical Center and as a member of the Board of Trustees of NYU Medical Center.



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Commenting on the appointments, Richard L. Soloway, President of Napco Security
Systems, Inc., stated, "We are very pleased to have Arnold Blumenthal and Donna Soloway join our Board. They bring in-depth knowledge and experience of the security industry to Napco which we plan to take full advantage of as we continue to grow our company."

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NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional and industrial applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market; a market whose current size exceeds $20 billion.

For more information on NAPCO and its recent acquisition, Continental Instruments, please visit the Company's web sites at: www.napcosecurity.com and www.cicaccess.com
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